Exhibit 99.1

ARKO Corp. Reports Third Quarter 2024 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Key Highlights (vs. Year-Ago Quarter)1,2

•
Net income for the quarter was $9.7 million compared to $21.5 million.
•
Adjusted EBITDA for the quarter was $78.8 million, as compared to $87.3 million for the prior year period; performance for the quarter was at the midpoint of the Company’s previously issued guidance of $70 million to $86 million.
•
Retail fuel margin for the quarter was 41.3 cents per gallon, as compared to 40.3 cents for the prior year period.
•
Merchandise margin rate for the quarter was 32.8%, as compared to 31.7% for the prior year period.
•
Merchandise contribution for the quarter was $154.0 million, as compared to $160.7 million for the prior year period.
•
Retail fuel contribution for the quarter was $117.1 million, as compared to $121.3 million for the prior year period.

Other Key Highlights

•
As part of the Company’s developing transformation plan, the Company converted 51 retail stores to dealer sites in the nine months ended on September 30, 2024. The Company expects to convert another approximately 100 retail stores by the end of the fourth quarter of 2024, which together with the initial 51 stores is expected to represent a cumulative annualized benefit to combined wholesale segment and retail segment Operating Income of approximately $8.5 million. Such conversions are part of our channel optimization strategy, which is expected to yield a cumulative annualized benefit to combined wholesale segment and retail segment Operating Income of approximately $15 million to $20 million.
•
The Company has expanded its pipeline to eight NTI (new to industry) stores, including two Dunkin’ locations. During the quarter, the Company opened a NTI Handy Mart store in Newport, North Carolina. The Company expects to open three more NTI stores later this year, with the balance over the course of 2025.
•
The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on December 3, 2024 to stockholders of record as of November 19, 2024.

1 See Use of Non-GAAP Measures below.

2 All figures for fuel contribution and fuel margin per gallon exclude the estimated fixed margin or fixed fee paid to the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”) for the cost of fuel (intercompany charges by GPMP).

“As our customers continue to face macroeconomic pressure related to inflation and elevated prices for everyday goods, we continue to focus on delivering essential value to our customers,” said Arie Kotler, Chairman, President, and CEO of ARKO.

Mr. Kotler continued: “Our focus on operational excellence, improving customer offerings, and strengthening store-level performance remains a top priority. We believe that we are well-positioned to manage near-term macroeconomic challenges, and we remain confident in ARKO’s long-term potential for sustained growth. We believe the improvements in our operations and investments in our stores will guide us through the current environment and build the foundation for our multi-year transformation.”

Third Quarter 2024 Segment Highlights

Retail

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Fuel gallons sold	283,189	300,796	822,134	843,286
Same store fuel gallons sold decrease (%) [1]	(6.6%)	(5.3%)	(6.6%)	(4.5%)
Fuel contribution [2]	$117,090	$121,266	$328,004	$325,986
Fuel margin, cents per gallon [3]	41.3	40.3	39.9	38.7
Same store fuel contribution [1,2]	$113,192	$118,250	$306,673	$317,828
Same store merchandise sales (decrease) increase (%) [1]	(7.7%)	0.1%	(5.7%)	1.4%
Same store merchandise sales excluding cigarettes (decrease) increase (%) [1]	(5.7%)	1.0%	(4.3%)	3.9%
Merchandise revenue	$469,616	$506,425	$1,358,519	$1,391,274
Merchandise contribution [4]	$154,019	$160,726	$444,696	$438,349
Merchandise margin [5]	32.8%	31.7%	32.7%	31.5%
Same store merchandise contribution [1,4]	$147,223	$154,719	$413,992	$424,789
Same store site operating expenses [1]	$192,548	$195,334	$557,425	$555,631

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[3] Calculated as fuel contribution divided by fuel gallons sold.

[4] Calculated as merchandise revenue less merchandise costs.

[5] Calculated as merchandise contribution divided by merchandise revenue.

Total merchandise contribution for the third quarter of 2024 decreased $6.7 million, or 4.2%, compared to the third quarter of 2023, primarily due to a decrease in same store merchandise contribution of approximately $7.5 million and a decrease from underperforming retail stores that were closed or converted to dealers, which was partially offset by approximately $2.7 million in incremental merchandise contribution from recent acquisitions. Same store merchandise contribution decreased primarily due to lower same store sales caused by a decline in customer transactions reflecting the challenging macro-economic environment. The impact of the same store sales decline was partially offset by an increase in same store merchandise margin rate, which increased 100 basis points as compared to the year-ago period.

For the third quarter of 2024, retail fuel contribution decreased $4.2 million to $117.1 million compared to the prior year period, with gallon demand declines reflecting the challenging macro-economic environment. The impact of the gallon demand decline was partially offset by resilient fuel margin capture of 41.3 cents per gallon, which was up 1.0 cent per gallon compared to the third quarter of 2023. The decline in retail fuel contribution was caused by a reduction in same store fuel contribution of $5.1 million and a decrease from underperforming retail stores that were closed or converted to dealers, which was partially offset by incremental fuel contribution from recent acquisitions of approximately $2.2 million.

Wholesale

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Fuel gallons sold – fuel supply locations	203,187	205,836	593,479	601,399
Fuel gallons sold – consignment agent locations	39,155	45,365	115,997	127,861
Fuel contribution [1] – fuel supply locations	$12,077	$13,222	$35,926	$36,896
Fuel contribution [1] – consignment locations	$11,283	$13,107	$32,150	$34,412
Fuel margin, cents per gallon [2] – fuel supply locations	5.9	6.4	6.1	6.1
Fuel margin, cents per gallon [2] – consignment agent locations	28.8	28.9	27.7	26.9

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[2] Calculated as fuel contribution divided by fuel gallons sold.

In wholesale, total fuel contribution was approximately $23.4 million for the third quarter of 2024 compared to $26.3 million for the third quarter of 2023. Fuel contribution for the third quarter of 2024 at fuel supply locations decreased by $1.2 million, and fuel contribution at consignment agent locations decreased by $1.8 million, compared to the prior year period, with corresponding decreases in fuel margin per gallon, primarily due to decreased prompt pay discounts related to lower fuel costs and lower volumes. For the third quarter of 2024, site operating expenses decreased by $0.2 million compared to the prior year period.

Fleet Fueling

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	34,089	34,277	103,216	97,710
Fuel gallons sold – third-party cardlock locations	3,105	2,985	9,575	6,631
Fuel contribution [1] – proprietary cardlock locations	$15,699	$13,497	$46,789	$41,539
Fuel contribution [1] – third-party cardlock locations	$482	$794	$1,168	$971

Fuel margin, cents per gallon [2] – proprietary cardlock locations	46.1	39.4	45.3	42.5
Fuel margin, cents per gallon [2] – third-party cardlock locations	15.5	26.6	12.2	14.6

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to GPMP for the cost of fuel.

[2] Calculated as fuel contribution divided by fuel gallons sold.

In fleet fueling, fuel contribution increased by $1.9 million compared to the third quarter of 2023. At proprietary cardlocks, fuel contribution increased by $2.2 million, and fuel margin per gallon also increased for the third quarter of 2024 compared to the third quarter of 2023. At third-party cardlock locations, fuel contribution decreased by $0.3 million, and fuel margin per gallon also decreased for the third quarter of 2024 compared to the third quarter of 2023. These changes were primarily due to differing market conditions impacting the third quarters of 2024 and 2023.

Site Operating Expenses

For the quarter ended September 30, 2024, convenience store operating expenses decreased $3.1 million, or 1.5%, as compared to the prior year period, primarily due to a decrease in same store expenses of $2.8 million, or 1.4%, and a decrease from underperforming retail stores that were closed or converted to dealers. This decline in same store expenses was primarily related to lower personnel costs and lower credit card fees. These decreases were partially offset by $3.8 million of incremental expenses related to recent acquisitions.

Liquidity and Capital Expenditures

As of September 30, 2024, the Company’s total liquidity was approximately $869 million, consisting of approximately $292 million of cash and cash equivalents and approximately $577 million of availability under lines of credit. Outstanding debt was $885 million, resulting in net debt, excluding lease related financing liabilities, of approximately $593 million. Capital expenditures were approximately $29.3 million for the quarter ended September 30, 2024.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on December 3, 2024 to stockholders of record as of November 19, 2024.

There was approximately $25.7 million remaining under the share repurchase program as of September 30, 2024.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Retail Segment	2024	2023	2024	2023
Number of sites at beginning of period	1,548	1,547	1,543	1,404
Acquired sites	—	7	21	166
Newly opened or reopened sites	1	1	2	4
Company-controlled sites converted to
consignment or fuel supply locations, net	(49)	(2)	(51)	(13)
Closed or divested sites	(9)	(1)	(24)	(9)
Number of sites at end of period	1,491	1,552	1,491	1,552

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Wholesale Segment [1]	2024	2023	2024	2023
Number of sites at beginning of period	1,794	1,824	1,825	1,674
Acquired sites	—	—	—	190
Newly opened or reopened sites [2]	10	34	30	58
Consignment or fuel supply locations converted
from Company-controlled or fleet fueling sites, net	49	2	51	13
Closed or divested sites	(21)	(35)	(74)	(110)
Number of sites at end of period	1,832	1,825	1,832	1,825

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Fleet Fueling Segment	2024	2023	2024	2023
Number of sites at beginning of period	294	293	298	183
Acquired sites	—	—	—	111
Closed or divested sites	(14)	(2)	(18)	(3)
Number of sites at end of period	281	295	281	295

Fourth Quarter and Full Year 2024 Guidance

The Company currently expects fourth quarter 2024 Adjusted EBITDA to range between $53 million and $63 million, with an assumed range of average retail fuel margin from 38 to 42 cents per gallon. This outlook translates to a full year 2024 Adjusted EBITDA range of $245 million to $255 million.

The Company is not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with its stock price, as well as depreciation and amortization related to its capital allocation as part of its focus on accelerating organic growth.

Conference Call and Webcast Details

The Company will host a conference call today to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 800-343-4136 or 203-518-9848.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, we operate A Family of Community Brands that offer delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites; and fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges.

At the segment level, the Company defines Operating Income, as adjusted, as operating income excluding the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel. Each of Operating Income, as adjusted, EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. Additionally, the Company believes Operating Income, as adjusted provides greater comparability regarding its ongoing segment operating performance by eliminating intercompany charges at the segment level. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

Operating Income, as adjusted, EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, Operating Income, as adjusted, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

ARKO@elevate-ir.com

	Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$1,783,871	$2,086,392	$5,302,734	$5,705,156
Merchandise revenue	469,616	506,425	1,358,519	1,391,274
Other revenues, net	25,749	29,237	78,600	83,141
Total revenues	2,279,236	2,622,054	6,739,853	7,179,571
Operating expenses:
Fuel costs	1,626,399	1,923,869	4,855,462	5,262,854
Merchandise costs	315,597	345,699	913,823	952,925
Site operating expenses	222,744	226,698	665,366	637,383
General and administrative expenses	38,636	44,116	123,230	127,192
Depreciation and amortization	33,132	33,713	98,425	94,949
Total operating expenses	2,236,508	2,574,095	6,656,306	7,075,303
Other expenses, net	1,159	3,885	3,896	11,561
Operating income	41,569	44,074	79,651	92,707
Interest and other financial income	3,135	9,371	26,462	18,897
Interest and other financial expenses	(26,759)	(23,950)	(73,910)	(67,238)
Income before income taxes	17,945	29,495	32,203	44,366
Income tax expense	(8,300)	(7,993)	(9,139)	(10,849)
Income (loss) from equity investment	29	(14)	79	(77)
Net income	$9,674	$21,488	$23,143	$33,440
Less: Net income attributable to non-controlling interests	—	48	—	149
Net income attributable to ARKO Corp.	$9,674	$21,440	$23,143	$33,291
Series A redeemable preferred stock dividends	(1,446)	(1,449)	(4,305)	(4,301)
Net income attributable to common shareholders	$8,228	$19,991	$18,838	$28,990
Net income per share attributable to common shareholders – basic	$0.07	$0.17	$0.16	$0.24
Net income per share attributable to common shareholders – diluted	$0.07	$0.17	$0.16	$0.24
Weighted average shares outstanding:
Basic	115,771	118,389	116,262	119,505
Diluted	117,888	120,292	117,342	120,602

	Condensed Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$291,697	$218,120
Restricted cash	27,314	23,301
Short-term investments	5,132	3,892
Trade receivables, net	117,890	134,735
Inventory	236,487	250,593
Other current assets	101,428	118,472
Total current assets	779,948	749,113
Non-current assets:
Property and equipment, net	740,761	742,610
Right-of-use assets under operating leases	1,406,429	1,384,693
Right-of-use assets under financing leases, net	159,110	162,668
Goodwill	300,032	292,173
Intangible assets, net	187,999	214,552
Equity investment	2,964	2,885
Deferred tax asset	58,573	52,293
Other non-current assets	52,485	49,377
Total assets	$3,688,301	$3,650,364
Liabilities
Current liabilities:
Long-term debt, current portion	$15,372	$16,792
Accounts payable	209,102	213,657
Other current liabilities	173,578	179,536
Operating leases, current portion	70,120	67,053
Financing leases, current portion	11,175	9,186
Total current liabilities	479,347	486,224
Non-current liabilities:
Long-term debt, net	869,323	828,647
Asset retirement obligation	87,331	84,710
Operating leases	1,424,834	1,395,032
Financing leases	211,380	213,032
Other non-current liabilities	236,081	266,602
Total liabilities	3,308,296	3,274,247

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(106,123)	(74,134)
Additional paid-in capital	272,604	245,007
Accumulated other comprehensive income	9,119	9,119
Retained earnings	104,393	96,097
Total shareholders' equity	280,005	276,101
Non-controlling interest	—	16
Total equity	280,005	276,117
Total liabilities, redeemable preferred stock and equity	$3,688,301	$3,650,364

	Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Cash flows from operating activities:
Net income	$9,674	$21,488	$23,143	$33,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,132	33,713	98,425	94,949
Deferred income taxes	2,269	10,087	(3,660)	(4,028)
Loss on disposal of assets and impairment charges	1,752	2,265	5,137	5,543
Foreign currency (gain) loss	(16)	72	41	130
Gain from issuance of shares as payment of deferred consideration related to business acquisition	—	—	(2,681)	—
Gain from settlement related to business acquisition	—	—	(6,356)	—
Amortization of deferred financing costs and debt discount	668	644	2,000	1,857
Amortization of deferred income	(3,757)	(2,373)	(10,126)	(6,302)
Accretion of asset retirement obligation	628	572	1,871	1,690
Non-cash rent	3,634	3,860	10,805	10,418
Charges to allowance for credit losses	92	448	733	1,021
(Income) loss from equity investment	(29)	14	(79)	77
Share-based compensation	2,149	4,614	8,262	13,238
Fair value adjustment of financial assets and liabilities	1,443	(6,379)	(10,763)	(11,627)
Other operating activities, net	66	1,303	752	2,279
Changes in assets and liabilities:
Decrease (increase) in trade receivables	37,596	(44,314)	16,112	(62,487)
Decrease (increase) in inventory	14,655	(9,178)	17,427	(17,386)
Decrease (increase) in other assets	8,066	(17,464)	13,909	(28,429)
(Decrease) increase in accounts payable	(32,614)	15,087	(6,137)	29,667
Increase in other current liabilities	23,768	16,643	17,844	8,992
(Decrease) increase in asset retirement obligation	(163)	—	(283)	46
Increase in non-current liabilities	6,143	1,719	22,754	5,719
Net cash provided by operating activities	109,156	32,821	199,130	78,807
Cash flows from investing activities:
Purchase of property and equipment	(29,269)	(25,565)	(77,781)	(75,603)
Purchase of intangible assets	—	(10)	—	(45)
Proceeds from sale of property and equipment	1,058	10,621	51,353	307,106
Business acquisitions, net of cash	(91)	(13,268)	(54,549)	(494,904)
Loans to equity investment, net	14	—	42	—
Net cash used in investing activities	(28,288)	(28,222)	(80,935)	(263,446)
Cash flows from financing activities:
Receipt of long-term debt, net	—	4,600	47,556	78,833
Repayment of debt	(6,714)	(6,006)	(20,563)	(16,517)
Principal payments on financing leases	(1,274)	(1,325)	(3,580)	(4,237)

Early settlement of deferred consideration related to business acquisition	—	—	(17,155)	—
Proceeds from sale-leaseback	—	—	—	80,397
Payment of Ares Put Option	—	—	—	(9,808)
Common stock repurchased	—	(11,636)	(31,989)	(25,199)
Dividends paid on common stock	(3,473)	(3,559)	(10,542)	(10,775)
Dividends paid on redeemable preferred stock	(1,446)	(1,449)	(4,305)	(4,301)
Net cash (used in) provided by financing activities	(12,907)	(19,375)	(40,578)	88,393
Net increase (decrease) in cash and cash equivalents and restricted cash	67,961	(14,776)	77,617	(96,246)
Effect of exchange rate on cash and cash equivalents and restricted cash	11	(62)	(27)	(83)
Cash and cash equivalents and restricted cash, beginning of period	251,039	235,278	241,421	316,769
Cash and cash equivalents and restricted cash, end of period	$319,011	$220,440	$319,011	$220,440

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of EBITDA and Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Net income	$9,674	$21,488	$23,143	$33,440
Interest and other financing expenses, net	23,624	14,579	47,448	48,341
Income tax expense	8,300	7,993	9,139	10,849
Depreciation and amortization	33,132	33,713	98,425	94,949
EBITDA	74,730	77,773	178,155	187,579
Acquisition and divestiture costs (a)	1,729	1,127	3,919	7,980
Loss on disposal of assets and impairment charges (b)	1,752	2,265	5,137	5,543
Share-based compensation expense (c)	2,149	4,614	8,262	13,238
(Income) loss from equity investment (d)	(29)	14	(79)	77
Fuel and franchise taxes received in arrears (e)	(862)	—	(1,427)	—
Adjustment to contingent consideration (f)	(706)	952	(998)	(672)
Other (g)	14	558	(957)	726
Adjusted EBITDA	$78,777	$87,303	$192,012	$214,471

Additional information
Non-cash rent expense (h)	$3,634	$3,860	$10,805	$10,418

(a) Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer sites) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.

(b) Eliminates the non-cash loss from the sale of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(c) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate employees, certain non-employees and members of the Board.

(d) Eliminates the Company's share of (income) loss attributable to its unconsolidated equity investment.

(e) Eliminates the receipt of historical fuel and franchise tax amounts for multiple prior periods.

(f) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 Empire acquisition.

(g) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(h) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$929,783	$1,086,405	$2,730,583	$2,945,243
Merchandise revenue	469,616	506,425	1,358,519	1,391,274
Other revenues, net	16,082	19,750	49,496	57,302
Total revenues	1,415,481	1,612,580	4,138,598	4,393,819
Operating expenses:
Fuel costs	826,765	980,161	2,443,499	2,661,406
Merchandise costs	315,597	345,699	913,823	952,925
Site operating expenses	202,097	205,216	602,664	578,496
Total operating expenses	1,344,459	1,531,076	3,959,986	4,192,827
Operating income	71,022	81,504	178,612	200,992
Intercompany charges by GPMP [1]	14,072	15,022	40,920	42,149
Operating income, as adjusted	$85,094	$96,526	$219,532	$243,141

[1] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The table below shows financial information and certain key metrics of recent acquisitions in the Retail Segment that do not have (or have only partial) comparable information for any of the prior periods.

	For the Three Months Ended September 30, 2024			For the Nine Months Ended September 30, 2024
	Speedy's [1]	SpeedyQ [2]	Total	Speedy's [1]	SpeedyQ [2]	Total
	(in thousands)
Date of Acquisition:	Aug 15, 2023	Apr 9, 2024		Aug 15, 2023	Apr 9, 2024
Revenues:
Fuel revenue	$4,894	$14,222	$19,116	$14,248	$27,578	$41,826
Merchandise revenue	2,668	7,512	10,180	7,577	14,250	21,827
Other revenues, net	50	271	321	156	498	654
Total revenues	7,612	22,005	29,617	21,981	42,326	64,307
Operating expenses:
Fuel costs	4,400	12,466	16,866	12,873	24,280	37,153
Merchandise costs	1,713	5,363	7,076	4,806	10,236	15,042
Site operating expenses	1,195	3,329	4,524	3,307	6,387	9,694
Total operating expenses	7,308	21,158	28,466	20,986	40,903	61,889
Operating income	304	847	1,151	$995	$1,423	$2,418
Intercompany charges by GPMP [3]	79	212	291	229	405	634
Operating income, as adjusted	$383	$1,059	$1,442	$1,224	$1,828	$3,052
Fuel gallons sold	1,590	4,240	5,830	4,593	8,097	12,690
Fuel contribution [4]	$573	$1,968	$2,541	$1,604	$3,703	$5,307

Merchandise contribution [5]	$955	$2,149	$3,104	$2,771	$4,014	$6,785
Merchandise margin [6]	35.8%	28.6%		36.6%	28.2%

[1] Acquisition of seven Speedy's retail stores.

[2] Acquisition of 21 SpeedyQ retail stores.

[3] Represents the estimated fixed margin paid to GPMP for the cost of fuel.

[4] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

[5] Calculated as merchandise revenue less merchandise costs.

[6] Calculated as merchandise contribution divided by merchandise revenue.

Wholesale Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$720,646	$843,891	$2,147,853	$2,339,878
Other revenues, net	6,751	6,265	20,459	18,866
Total revenues	727,397	850,156	2,168,312	2,358,744
Operating expenses:
Fuel costs	709,408	830,121	2,115,367	2,305,098
Site operating expenses	9,817	10,009	28,682	29,303
Total operating expenses	719,225	840,130	2,144,049	2,334,401
Operating income	8,172	$10,026	$24,263	$24,343
Intercompany charges by GPMP [1]	12,122	12,559	35,590	36,528
Operating income, as adjusted	$20,294	$22,585	$59,853	$60,871

[1] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$125,933	$145,496	$398,266	$394,136
Other revenues, net	2,335	2,575	7,004	5,202
Total revenues	128,268	148,071	405,270	399,338
Operating expenses:
Fuel costs	111,554	133,037	355,761	356,703
Site operating expenses	5,876	6,206	18,861	16,039
Total operating expenses	117,430	139,243	374,622	372,742
Operating income	10,838	8,828	30,648	26,596
Intercompany charges by GPMP [1]	1,802	1,832	5,452	5,077
Operating income, as adjusted	$12,640	$10,660	$36,100	$31,673

[1] Represents the estimated fixed fee paid to GPMP for the cost of fuel.